EXHIBIT 99.1

CONTACT:

Brian Shipman

Group Vice President, Investor Relations

+1 203 316 3659

brian.shipman@gartner.com

Gartner Reports Financial Results for Second Quarter 2013

Contract Value Increased 13% YOY FX Neutral to $1.3 Billion

Revenue Increased 12% YOY to $446 Million

GAAP Diluted Earnings per Share Increased 14% YOY to $0.49

STAMFORD, Conn., August 2, 2013 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for second quarter 2013 and updated its outlook for full year 2013 revenues, Normalized EBITDA, and EPS.

Total revenue was $446.0 million for second quarter 2013, an increase of 12% on a reported basis compared to first quarter 2012 and 13% adjusted for foreign exchange impact. Second quarter 2013 net income was $46.5 million, an increase of 12%, while Normalized EBITDA was $89.9 million, an increase of 14%. (See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA). Diluted earnings per share was $0.49 in second quarter 2013 compared to $0.43 in second quarter 2012. The second quarter of 2013 and 2012 earnings per share were negatively impacted by after-tax acquisition-related charges of $(0.01) and $(0.02) per share, respectively. The acquisition-related charges include intangible amortization and integration costs.

For the six months ended June 30, 2013, total revenue was $852.8 million, an increase of 11% over the same period in 2012. Revenues increased 12% excluding the impact of foreign exchange. Net income increased 10%, to $83.2 million, while Normalized EBITDA increased 10%, to $165.0 million. Diluted earnings per share was $0.87 in 2013 compared to $0.79 in 2012, which includes the negative impact of acquisition-related charges of $(0.02) per share for both periods.

Gene Hall, Gartner’s chief executive officer, commented, “Our second quarter results continued our trend of delivering consistent double-digit growth. Revenue, contract value, Normalized EBITDA and EPS again grew at double-digit rates, in line with our long-term expectations. Despite a mixed economic environment, we continue to see robust demand for our services across all three segments, which illustrates both the value we provide to our clients and the market opportunity for our services. We remain confident in our ability to deliver on our long term goals for double-digit growth in revenues, earnings and cash flow.”

Business Segment Highlights

Research

Revenue for second quarter 2013 was $311.2 million, up 12% compared to second quarter 2012. The impact of foreign exchange on Research revenue was not significant. The gross contribution margin was 69% for the second quarter of 2013 compared to 68% in the same quarter of 2012. Contract value was $1,293 million at June 30, 2013, up 13% compared to June 30, 2012 excluding the impact of foreign

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exchange. Client and wallet retention were 82% and 97% for the second quarter of 2013 compared to 83% and 99% for the prior year quarter, respectively.

Consulting

Revenue for second quarter 2013 was $85.9 million, an increase of 12% compared to second quarter 2012 and 13% when adjusted for the impact of foreign exchange, driven by increases in our contract optimization business and in core consulting. The gross contribution margin for second quarter 2013 was 39% compared to 36% in second quarter 2012. Consultant utilization was 68% and 67% for second quarter 2013 and 2012, respectively, while billable headcount was 518 at June 30, 2013. Backlog was $94.0 million at June 30, 2013 compared to $93.1 million at June 30, 2012.

Events

Second quarter 2013 revenue was $48.9 million, an increase of 15% compared to second quarter 2012. The impact of foreign exchange was not significant. The gross contribution margin was 47% in second quarter of 2013 compared to 48% in the prior year quarter. The Company held 25 events in the second quarter of 2013 and 21 in the second quarter of 2012, while attendees were 12,098 and 12,540, respectively.

Cash Flow and Balance Sheet Highlights

Gartner generated operating cash flow of $140.3 million during the first half of 2013 compared to $99.5 million in the first half of 2012, an increase of 41%, which was primarily driven by earlier collections compared to the same period in 2012. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) were $19.6 million in the first half of 2013. The Company had $333.4 million of cash at June 30, 2013. Through June 30, 2013, the Company deployed its free cash flow principally to repurchase 1.8 million of its common shares.

Updated Financial Outlook for 2013

The Company updated its guidance for the full year 2013. The changes were driven by foreign exchange, revised tax rate assumptions and strength in our Events business. The Company’s full year 2013 updated guidance is as follows:

Projected Revenue

($ in millions)	2013 Projected			% Change

Research	$1,265	–	1,285	11%	–	13%
Consulting	305	–	320	0%	–	5%
Events	190	–	200	9%	–	15%
Total Revenue	$1,760	–	1,805	9%	–	12%

Projected Earnings and Cash Flow

($ in millions, except per share data)	2013 Projected			% Change

Diluted Earnings Per Share	$1.90	–	$2.04	10%	–	18%
Normalized EBITDA (1)	$345	–	$365	9%	–	16%

Operating Cash Flow	$296	–	316	6%	–	13%
Capital Expenditures	(37)	–	(38)
Free Cash Flow (1)	$259	–	278	10%	–	17%

(1)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.

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Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Friday, August 2, 2013 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-679-8035 and the international dial-in number is 617-213-4848 and the participant passcode is 91140820. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the valuable partner to clients in over 13,315 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of June 30, 2013, had 5,744 associates, including 1,457 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, and acquisition related adjustments. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. It should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2013 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a

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professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012		2013	2012
Revenues:
Research	$311,233	$278,302	12%	$621,564	$552,922	12%
Consulting	85,928	76,676	12%	158,561	151,239	5%
Events	48,886	42,504	15%	72,676	62,492	16%
Total revenues	446,047	397,482	12%	852,801	766,653	11%
Costs and expenses:
Cost of services and product development	177,904	161,247	10%	341,641	307,710	11%
Selling, general and administrative	185,629	165,221	12%	366,107	327,739	12%
Depreciation	7,017	6,182	14%	14,117	12,077	17%
Amortization of intangibles	1,404	928	51%	2,738	1,667	64%
Acquisition and integration charges	106	1,182	-91%	206	1,182	-83%
Total costs and expenses	372,060	334,760	11%	724,809	650,375	11%
Operating income	73,987	62,722	18%	127,992	116,278	10%
Interest expense, net	(2,144)	(2,153)	0%	(4,580)	(4,348)	5%
Other expense, net	(280)	(76)	>100%	(69)	(1,054)	-93%
Income before income taxes	71,563	60,493	18%	123,343	110,876	11%
Provision for income taxes	25,049	19,009	32%	40,154	35,171	14%
Net income	$46,514	$41,484	12%	$83,189	$75,705	10%

Income per common share:
Basic	$0.50	$0.44	14%	$0.89	$0.81	10%
Diluted	$0.49	$0.43	14%	$0.87	$0.79	10%

Weighted average shares outstanding:
Basic	93,574	93,350	0%	93,584	93,383	0%
Diluted	95,188	95,423	0%	95,426	95,826	0%

BUSINESS SEGMENT DATA
(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 6/30/13
Research	$311,233	$97,822	$213,411	69%
Consulting	85,928	52,743	33,185	39%
Events	48,886	25,772	23,114	47%
TOTAL	$446,047	$176,337	$269,710	60%

Three Months Ended 6/30/12
Research	$278,302	$88,831	$189,471	68%
Consulting	76,676	48,770	27,906	36%
Events	42,504	22,110	20,394	48%
TOTAL	$397,482	$159,711	$237,771	60%

Six Months Ended 6/30/13
Research	$621,564	$192,939	$428,625	69%
Consulting	158,561	102,839	55,722	35%
Events	72,676	42,454	30,222	42%
TOTAL	$852,801	$338,232	$514,569	60%

Six Months Ended 6/30/12
Research	$552,922	$174,848	$378,074	68%
Consulting	151,239	95,733	55,506	37%
Events	62,492	34,203	28,289	45%
TOTAL	$766,653	$304,784	$461,869	60%

SELECTED STATISTICAL DATA

	June 30, 2013		June 30, 2012
Research contract value	$1,293,027	(a)	$1,141,461	(a)
Research client retention	82%		83%
Research wallet retention	97%		99%
Research client organizations	13,315		12,474
Consulting backlog	$93,954	(a)	$93,100	(a)
Consulting—quarterly utilization	68%		67%
Consulting billable headcount	518		481
Consulting—average annualized revenue per billable headcount	$428	(a)	$425	(a)
Events—number of events for the quarter	25		21
Events—attendees for the quarter	12,098		12,540

(a)	Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$46,514	$41,484	$83,189	$75,705
Interest expense, net	2,144	2,153	4,580	4,348
Other expense, net	280	76	69	1,054
Tax provision	25,049	19,009	40,154	35,171
Operating income	$73,987	$62,722	$127,992	$116,278

Normalizing adjustments:
Stock-based compensation expense (b)	7,232	7,863	19,574	18,802
Depreciation, accretion, and amortization (c)	8,464	7,167	16,942	13,857
Acquisition and integration adjustments (d)	228	1,263	465	1,263
Normalized EBITDA	$89,911	$79,015	$164,973	$150,200

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)	Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.

(d)	Consists of charges and adjustments related to the acquisition of Ideas International, which we acquired in June 2012. The charges consist of directly-related expenses for legal, consulting, and severance. Also included are non-cash fair value adjustments on pre-acquisition deferred revenues, which are being amortized ratably over the remaining life of the underlying contracts.